                                                                    Exhibit 99.1

                                BNS HOLDING, INC.
                         25 ENTERPRISE CENTER, SUITE 103
                         MIDDLETOWN, RHODE ISLAND 02842

                              FOR IMMEDIATE RELEASE

   BNS HOLDING, INC. SUBSIDIARY COLLINS INDUSTRIES ANNOUNCES CONSOLIDATION OF
                              PRODUCTION FACILITIES

MIDDLETOWN, RHODE ISLAND, JANUARY 9, 2007 -- Collins Industries, a subsidiary of
BNS Holding  (OTCBB:BNSIA.OB) and the leading manufacturer of specialty vehicles in  the  United  States,  announced  today  the  closing  of the  Wheeled  Coach production  facility in Hutchinson,  Kansas.  Company officials plan to move all ambulance  production  to their main  facility in Orlando,  Florida by April 30,
2007.

"This  plant  consolidation  was a  difficult  decision  for all of the  Collins
Industries management team. However,  with excess manufacturing  capacity in our
Orlando,  Florida  facility  coupled  with  recent  manufacturing   initiatives,
management  concluded we could increase volume and alleviate costly  duplication of production,  engineering, sales, and customer delivery functions through this consolidation," stated Randall Swift, President/CEO of Collins Industries, Inc.

Company  officials met with affected  employees  today to announce the impending closing and to announce current  ambulance  production will be absorbed into the main  Wheeled  Coach  facility  in  Orlando,  Florida.  Company  officials  also announced their intention of providing affected employees first consideration of any  employment  opportunities  regarding  vacant  positions  for which they are qualified  at Collins  Bus  Corporation  which is  located in South  Hutchinson,
Kansas.

Collins  Industries,  Inc., a  subsidiary  of BNS  Holding,  Inc.,  is a leading manufacturer of ambulances  (including medical attack vehicles,  rescue vehicles and fire emergency vehicles), North America's largest producer of Type "A" small school buses, the nation's second largest  manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets.  Since 1971, the
Company has grown to approximately  1000 employees in six plants comprising over one million combined square feet of  manufacturing  space. The Company sells its products throughout the United States and abroad.

Before selling all of its operating businesses and assets BNS Holding,  Inc. was known as Brown & Sharpe  Manufacturing  Company,  founded in 1833 and one of the oldest industrial companies in America. The company subsequently acquired an 80%
interest in Collins  Industries on October 31, 2006. Its corporate  headquarters are currently located in Middletown, Rhode Island.

This  press  release  contains  forward-looking  statements,  as  defined in the
Private  Securities   Litigation  Reform  Act  of  1995.  Such   forward-looking
statements  involve a number of assumptions,  risks and uncertainties that could cause the actual results of the Company to differ  materially from those matters expressed in or implied by such forward-looking  statements.  They involve known and unknown risks,  uncertainties,  and other  factors,  which are in some cases beyond the control of the Company.  Additional  information regarding these risk factors and  uncertainties is described more fully in the Company's SEC filings.
A copy of all SEC  filings  may be  obtained  from the  SEC's  EDGAR  web  site,
WWW.SEC.GOV,  or by  contacting  the  company  at (401)  848-6300.  BNS does not currently maintain a web site.

For further information, contact:  Kent Tyler,  Corporate   Vice    President,
Sales & Marketing, Collins Industries, (620) 663-5551

                                       END